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Rise Gold Submits a Writ of Mandamus in Defense of its Vested Rights

May 13, 2024 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise Gold") reports that it has submitted a Writ of Mandamus (the "Writ") to the  Superior Court of California for the County of Nevada (the "Court") asking the Court to compel the Board of Supervisors ("Board") of Nevada County (the "County") to follow applicable law and grant Rise recognition of its vested right to operate the Idaho-Maryland mine (the "Mine"). Because the Board's denial of Rise's vested rights petition (the "Petition") at the vested rights hearing in late December 2023 (the "Hearing") affects a fundamental property right, California case law demands that the Court use its independent judgement and consider the administrative record de novo, without deference to the County's arguments and conclusions.

Rise's Petition demonstrated with hundreds of pages of evidence that the Mine was in operation at the time that the County first required a permit to mine in 1954, thereby establishing a vested right to operate the Mine without a use permit. Though California law requires only a preponderance of the evidence to establish a vested right, and though Rise presented overwhelming evidence of its establishment, the County took the incorrect position that Rise was required to prove the creation of the vested right to a 100% standard of proof.

Vested rights are protected by the Fifth Amendment of the U.S. Constitution and by the California Constitution. As a constitutional right, a vested right once established does not simply fade over time, as the County argued. It may be affirmatively abandoned, however.

The seminal case in California concerning vested rights is Hansen Bros. Enterprises, Inc. v. Bd. of Supervisors, which concerned the previous time that the County attempted to withhold recognition of a vested right of a mining operator. In that case, the County argued that only continuity of operations is relevant to the analysis of abandonment, not subjective owner intent with regards to its rights. The California Supreme Court disagreed, overruled the County's arguments, and ruled in favor of the mining company, stating that "cessation of use alone does not constitute abandonment" because abandonment of a constitutional right requires both "(1) An intention to abandon; and (2) an overt act, or failure to act, which carries the implication the owner does not claim or retain any interest in the right to the nonconforming use."

Once Rise established its vested right, the burden to prove abandonment shifted to the County, which was required to prove abandonment by clear and convincing evidence. The County presented evidence that large-scale underground operations ceased in 1956, which was not in dispute, but did not present any facts at all to suggest that any of the owners-in-succession of the Mine ever intended to abandon the right to operate the Mine. On the contrary, even though it was not required to do so, Rise included in the Petition many hundreds of pages of evidence that each of the owners took proactive steps to preserve ownership of and access to the mineral estate so that mining could be recommenced.

The Writ also pointed out to the Court that the Hearing was a quasi-judicial proceeding in which the U.S. Constitution guarantees unbiased decision-makers and that Supervisor Heidi Hall had previously participated as a board member in an anti-mining group, Claim-GV, which opposed a previous permitting effort to recommence mining on the Property itself in 2008 and 2009. Claim-GV was formally dissolved in 2017 and was folded into the Community Environmental Advocates, which actively opposed reopening the Mine and the vested rights Petition. Supervisor Hall previously delivered public comments charging that vested rights are a "loophole" that mining companies should not be permitted to use to avoid obtaining a conditional use permit.

Rise's CEO Joe Mullin commented: "All five members of the Board declared at the Hearing that they were not judges and, on that basis, would follow the recommendation of the County's staff report, which the Rise counsel had demonstrated was replete with overt bias, factual errors, and misinterpretations of law. It is unfortunate that Board's abrogation of its responsibilities has caused both the Company and the County delays and additional expense with regards to the reopening of the Mine. Nevertheless, the facts and law strongly support Rise's vested rights, and we are confident that the Court will invalidate the County's attack on the Company's property rights."

The Writ also asked the Court to compel the County to certify the Final Environment Impact Report on the Mine, which the County itself prepared and, in the alternative to the vested right recognition, compel the County to grant the Company a use permit to operate the Mine.

According to Rise's litigation attorneys at Cooper & Kirk, should the Writ be unsuccessful, Rise's mineral estate will lose all value, which will allow Rise to bring a takings action against the County under the Fifth Amendment of the U.S. Constitution. The remedy for an unconstitutional taking is the payment of just compensation, which is the fair market value of the property taken. Based on comparable mines and historic yield at the Idaho-Maryland Mine, Rise's mineral estate is conservatively estimated to be worth at least $400 million.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 600, 345 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

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